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                     [Letterhead of The Blackstone Group]


                                            March 3, 1995

CONFIDENTIAL

Mr. Robert Schmiege
Chairman, President and CEO
Chicago and North Western Transportation Company
165 North Canal Street
Chicago, IL  60606

Dear Mr. Schmiege:

This letter will confirm that The Blackstone Group L.P. ("Blackstone") has been retained by Chicago and North Western Transportation Company ("CNW" or the "Company") to act as its exclusive financial advisor with respect to a potential sale of, investment in, recapitalization by, strategic alliance with or joint venture involving the Company. Any such transaction is referred to hereunder as the "Transaction".

During the term of this engagement, Blackstone agrees to provide the Company strategic and financial advice, including assisting the Company in analyzing, valuing, structuring and negotiating the terms of and effecting any Transaction pursuant to the terms and conditions of this letter agreement. Also, in connection therewith, it is understood that Blackstone may be asked to render its opinion (the "Opinion") to the Board of Directors of CNW as to the fairness of a Transaction to the holders of CNW common stock. The nature and scope of Blackstone's investigations shall be such as Blackstone deems appropriate to enable it to render the Opinion, and the scope, form and substance of the Opinion shall be such as Blackstone reasonably considers appropriate. The Opinion shall, in any event, be limited to the fairness, from a financial point of view, of the Transaction, and shall not address the Company's underlying business decision to engage in the Transaction. If requested, the Opinion will be in written form.

The term of the engagement shall be twelve months from the date hereof, subject to termination by either the Company or Blackstone at any time, with or without cause, upon 10 days written notice to the other party, and without liability or continuing obligation to CNW or to Blackstone (except for (i) any compensation earned and expenses incurred by Blackstone prior to the date of termination,
(ii) in the case of termination by the Company, Blackstone's right to any fee pursuant to this letter shall continue for any Transaction for which a definitive agreement is signed within one year of such termination and (iii) the separate letter agreement providing for the indemnification of Blackstone by the Company will remain operative regardless of such termination). The status of Blackstone as an independent contractor and the limitation on persons to whom Blackstone shall owe any duties will survive any such termination.

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Chicago and North Western Transportation Company

Page 2

As compensation for Blackstone's services, the Company agrees to pay Blackstone a fee equal to $6,000,000, less one-half of any Retainer Fee paid to Blackstone pursuant to our engagement letter dated December 14, 1994 (the "December Engagement Letter"), payable as follows: $5,000,000, less one-half of any Retainer Fee paid to Blackstone pursuant to the December Engagement Letter, upon the signing of a definitive agreement for the Transaction, and $1,000,000 upon the earlier of consummation of the Transaction and December 31, 1995. In addition to any fees that may be payable to Blackstone hereunder and regardless of whether any Transaction is proposed or consummated, the Company hereby agrees, from time to time upon request, to reimburse Blackstone for reasonable out-of-pocket expenses incurred in connection with the services rendered by Blackstone hereunder (including, without limitation, travel and lodging, data processing and communications charges, courier services and fees, expenses and disbursements of any legal counsel retained by Blackstone; provided, however, that all such legal expenses will be subject to prior approval by the Company).

Upon the signing of a definitive agreement for the Transaction, and upon payment of the fees and reimbursement of expenses due thereunder, the December Engagement Letter shall be terminated; provided, however, that each party shall continue to be obligated to refrain from reproducing, disseminating, quoting or referring to, or otherwise disclosing, opinions, advice and/or information as required thereby, and provided, further, however, that the obligations of the Indemnification Agreement attached thereto shall survive and continue in accordance with the terms thereof.

The Company acknowledges that all opinions, including the Opinion, and advice (written and oral) given by Blackstone to the Company in connection with this engagement are intended solely for the benefit and use of the Company (including its management and directors) in evaluating the proposed Transaction and shall not be relied upon by any other person. The Company agrees that no such opinion or advice shall be used for any other means or reproduced, disseminated, quoted or referred to, except as required by law, at any time without the prior written consent of Blackstone, which consent shall not be unreasonably withheld.

In connection with Blackstone's engagement hereunder, the Company will furnish to Blackstone all information and data which Blackstone reasonably deems appropriate (the "Information"). The Company will also provide Blackstone reasonable access to its officers, directors and employees, as well as to its independent accountants and to its counsel. The Company hereby represents that the Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made, and will be complete and correct in all material respects. The Company recognizes and confirms that Blackstone (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this letter agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) is entitled to rely upon the

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Chicago and North Western Transportation Company
Page 3

Information without independent verification and (d) will not make an appraisal of any assets in connection with this assignment. All such material, non-public information and data, whether oral or written, will be kept confidential by Blackstone, and Blackstone shall not disclose such information and data, the Company's interest in a Transaction or the subject matter of this letter agreement to any third party except (i) as the Company agrees may be disclosed, (ii) to those persons who have a need to know such information in connection with Blackstone's performance of its responsibilities hereunder or
(iii) such information and data which Blackstone is required by law or legal process, upon advice of counsel, to disclose, but only after reasonable prior notice to the Company.

The Company acknowledges that Blackstone may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that Blackstone has acted as the exclusive financial advisor to the Company in connection with the Transaction.

The Company acknowledges and agrees that Blackstone has been retained to act solely as financial advisor to the Board of Directors of the Company. In such capacity, Blackstone shall act as an independent contractor, and any duties of Blackstone arising out of its engagement pursuant to this agreement shall be owed solely to the Company. Because Blackstone will be acting on the Company's behalf in this capacity, it is customary for us to receive indemnification. A copy of our standard form of indemnification agreement is attached to this agreement as Attachment A.

This agreement shall be binding upon CNW, its successors and permitted assigns. This agreement (including the attached indemnification agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, which will remain in full force and effect. No waiver, amendment or other modification of this agreement shall be effective unless in writing and signed by each party to be bound thereby. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

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Chicago and North Western Transportation Company
Page 4

Please confirm that the foregoing is in accordance with your understanding and agreement with Blackstone by signing and returning the duplicate of this letter enclosed herewith.


                                  Very truly yours,

                                  THE BLACKSTONE GROUP L.P.




                                  By /s/ J. Tomilson Hill
                                     J. Tomilson Hill



CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY



By /s/ Robert Schmiege
   Robert Schmiege
   Chairman, President and CEO

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                                 ATTACHMENT A

                                                            March 3, 1995


The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154


Gentlemen:

                           INDEMNIFICATION AGREEMENT

This letter will confirm that we have engaged The Blackstone Group L.P. ("Blackstone") to advise and assist us in connection with respect to the matters referred to in our letter agreement dated as of March 3, 1995 (the "Engagement Letter"). In consideration of your agreement to act on our behalf in connection with such matters, we agree to indemnify and hold harmless you and your affiliates and your and their respective partners (both general and limited), officers, directors, employees and agents and each other person, if any, controlling you or any of your affiliates (you and each such other person being an "Indemnified Party") from and against any losses, claims, damages, expenses and liabilities whatsoever, whether they be joint or several, related to, arising out of or in connection with the engagement (the "Engagement") under the Engagement Letter and will reimburse each Indemnified Party for all expenses (including fees, expenses and disbursements of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding related to, arising out of or in connection with the Engagement or this agreement, whether or not pending or threatened, whether or not any Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by us. We will not, however, be liable under the foregoing indemnification provision for any losses, claims, damages or liabilities (or expenses relating thereto) that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the bad faith, gross negligence or willful misconduct of Blackstone. We also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to us or our owners, parents, affiliates, security holders or creditors for or in connection with the Engagement except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined by a court of competent jurisdiction to have primarily resulted from the bad faith, gross negligence or willful misconduct of Blackstone.

If the indemnification provided for in the preceding paragraph is for any reason unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, we shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the


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relative benefits received (or anticipated to be received) by you, on the one hand, and us, on the other hand, from the Engagement or (ii) if and only if the allocation provided by clause (i) above is for any reason not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of you and us, as well as any other relevant equitable considerations; provided, however, to the extent permitted by applicable law, in no event shall your aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by you under the Engagement Letter. For the purposes of this agreement, the relative benefits to us and you of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by us, our security holders and our creditors in the transaction or transactions that are the subject to the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to Blackstone under the Engagement Letter.

Neither party to this agreement will, without the prior written consent of the other party (which consent will not be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a "Judgement"), whether or not we or any Indemnified Party is an actual or potential party to such claim, action, suit or proceeding. In the event that we seek to settle or compromise or consent to the entry of any Judgment, we agree that such settlement, compromise or consent shall include an unconditional release of Blackstone and each other Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding.

Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify us will not relieve us from any liability which we may have hereunder or otherwise, except to the extent that such failure materially prejudices our rights. If we so elect or are requested by such Indemnified Party, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Blackstone and the payment of the fees and disbursements of such counsel.

In the event, however, such Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if we fail to assume the defense of the action or proceeding in a timely manner, then such Indemnified Party may employ separate counsel reasonably satisfactory to us to represent or defend it in any such action or proceeding and we will pay the fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which we assume, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party's own expense.

The foregoing reimbursement, indemnity and contribution obligations of the

Company under this agreement shall be in addition to any rights that an Indemnified Party may have at common law

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or otherwise than under this agreement, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and such Indemnified Party.

The provisions of this agreement shall apply to the Engagement, as well as any additional engagement of Blackstone by the Company in connection with the matters which are the subject of the Engagement, and any modification of the Engagement or additional engagement and shall remain in full force and effect regardless of any termination or the completion of your services under the Engagement Letter.

This agreement and the Engagement Letter shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed in and to be performed in that state.


                                             Very truly yours,

                                             CHICAGO AND NORTH
                                             WESTERN TRANSPORTATION
                                             COMPANY


                                             By  /s/ Robert Schmiege
                                                 Robert Schmiege
                                                 Chairman, President and CEO

Accepted and Agreed
to as of the date first
written above:

THE BLACKSTONE GROUP L.P.


By /s/ J. Tomilson Hill
   J. Tomilson Hill